COMPLETION GUARANTY
THIS COMPLETION GUARANTY (“Guaranty”) is executed as of October 2, 2017, IMH FINANCIAL CORPORATION, a Delaware corporation (“Guarantor”), jointly and severally, for the benefit of MIDFIRST BANK, a federally chartered savings association (“Agent”), and each bank, including Agent, named on the signature pages hereto and such other banks as may from time to time become a party to this Agreement pursuant to the terms hereof (each, including Agent, a “Bank”, and collectively, “Banks”), with reference to the following facts.
A.    Pursuant to the terms of a Building Loan Agreement/Disbursement Schedule (the “Loan Agreement”), Agent has agreed to make a loan of $32,300,000.00.00 (the “Loan”) to L’Auberge De Sonoma, LLC, a Delaware limited liability company (“Borrower”), to finance the construction of certain Improvements on the Real Property. The Loan is evidenced by certain promissory notes, originally of even date herewith, in the aggregate principal amount of the Loan and all modifications, renewals, extensions, replacements or supplements thereto (collectively, the “Note”) and secured by a Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith affecting the Real Property (as it may be amended, modified, restated, renewed, extended, supplemented or replaced, collectively, the “Security Instrument”). Any capitalized term used but not defined herein shall have the meaning set forth in the Loan Agreement. The term “Obligations” shall mean (a) the due and punctual payment of all amounts due under the Note, the Loan Agreement, and each of the other Loan Documents (and all renewals, extensions, modifications and rearrangements thereof) and costs and expenses pertaining to the enforcement of this Guaranty and the collection of the Obligations of Borrower to Agent; and (b) the full and faithful performance of all of the terms, covenants, conditions, agreements and other obligations of Borrower contained in the Loan Documents and all renewals, extensions, modifications and rearrangements of said Loan Documents. The term “Guarantor’s Obligations” shall mean all obligations of Guarantor under this Guaranty. “Improvements” shall mean the Buildings to be constructed on the Property, the interior improvements for the Buildings and all parking and landscaping. The Improvements shall not include Tenant finished work or landscaping. Descriptions of other Improvements are more specifically set forth in Exhibit “I” of the Loan Agreement and in the Plans and Specifications. All terms not defined herein, shall have the meaning set forth in the Loan Agreement.
B.    As a condition to and an inducement for the making of the Loan, Agent has required that Guarantor guaranty the completion of the Improvements and certain other obligations of Borrower in accordance with the terms of this Guaranty.
C.    Guarantor is the owner of a direct or indirect interest in Borrower, and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Obligations.
AGREEMENT
NOW, THEREFORE, in consideration of Agent’s agreement to make the Loan and as an inducement to Agent to do so, Guarantor covenants and agrees with Agent, for the benefit of Agent and the holders from time to time of the Note, as follows.
1.    Guaranty.
(a)    Guarantor hereby unconditionally and irrevocably agrees that if for any reason or under any contingency Borrower shall (a) abandon construction of the Improvements for a period of 30 consecutive days before Substantial Completion; (b) fail to complete the Improvements by the Completion

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Date (subject to any notice and cure periods and the Force Majeure provisions of the Loan Agreement); (c) fail to construct the Improvements to Substantial Completion in accordance with the Loan Agreement (including, without limitation, in accordance with the Plans and Specifications, the construction schedule for the Improvements approved by Agent and the Cost Breakdown) and the requirements of any executed purchase agreement (subject to any notice and cure periods in the Loan Agreement); or (d) fail to pay all costs of construction so that the Improvements will be constructed and completed free and clear of mechanics’ and materialmen’s liens (subject to any notice and cure periods in the Loan Agreement), Guarantor will, within 10 days after written notice from Agent, assume all responsibility for completion of the Improvements in accordance with the Loan Agreement and, at Guarantor’s own cost and expense after use of undisbursed Loan proceeds, cause the Improvements to be completed by the later of the Completion Date or 75 days after written notice from Agent (subject to the Force Majeure provisions of the Loan Agreement) (provided that if (A) Guarantor immediately commences and diligently complete the construction of the Improvements and prior to the end of the 60 day period delivered to Agent a written request for more time, and (B) Agent reasonably determines that (1) such Improvements can be completed within 120 days, Agent shall allow Guarantor 120 days for completion of the Improvements). For the purposes hereof, the Improvements shall be deemed to be “completed” when final certificates of occupancy and all other approvals and permits necessary or appropriate for the use and operation and immediate occupancy of the Buildings comprising the Improvements and operation of the multifamily property in accordance with the Loan Agreement shall have been obtained to the satisfaction of Agent, and the conditions precedent to the final disbursement of the portions of the Loan allocated to the construction costs for such Buildings and Improvements. If Guarantor does not assume responsibility for completion of construction of the Improvements and commence to diligently prosecute construction within 30 days after written notice, Agent may, at its option but without obligation to do so, directly or by the appointment of a receiver, take over the construction and completion of the Improvements and take such actions as Agent shall deem necessary or desirable to complete the Improvements. In the event Agent elects to do so, all expenditures made by Agent above and beyond undisbursed Loan proceeds shall be immediately due and payable from Guarantor, and shall bear interest, at Agent’s option, at either the rate of Borrower’s Interest or the Default Interest. No such action by Agent shall release or limit the liability of Guarantor hereunder.
(b)    Notwithstanding anything to the contrary contained herein, Agent shall notify Guarantor in writing prior to taking any actions as Agent deems necessary or desirable to complete the Improvements hereunder. Guarantor may present Agent with information about the potential impact of Agent’s proposed action upon any existing completion bonds. Agent, may, in its reasonable and absolute discretion, extend the time period for which Guarantor must assume responsibility for completion of construction of the Improvements and commence to diligently prosecute construction; provided that no such extension will exceed 60 days. Notwithstanding anything to the contrary contained herein, Agent shall not pursue its remedies hereunder if (a) Borrower has satisfied all of the conditions for an Advance under the Loan Agreement (other than Borrower’s cessation of construction which gave rise to the demand upon Guarantor under this Guaranty), and (b) a delay in construction is caused by Agent’s or any Bank’s failure to fund any portion of its Commitment. The terms and provisions of this Section 1(b) hereunder shall apply to all provisions of this Agreement.
(c)    Notwithstanding anything to the contrary contained herein, this Guaranty shall no longer be of any force and effect; upon satisfaction of each and every one of the following conditions precedent:
(i)    No Event of Default shall have occurred and be continuing, and no event or condition which, with the giving of notice or the passage of time or both, would constitute an Event of Default

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shall have occurred and be continuing, and Borrower shall so certify in writing to the best of Borrower’s knowledge.
(ii)    Substantial Completion shall have occurred.
(iii)    The Property shall be open for business as a hotel.
2.    Reimbursement. Guarantor hereby unconditionally and irrevocably agrees with Agent that if for any reason or under any contingency, Agent is required either (a) to relinquish any portion of the Loan Fee, Interest Reserve or any other fees, expenses and reimbursements paid to Agent to pay for any of the obligations set forth in this Guaranty, or (b) to disburse sums from those categories in the approved Cost Breakdown to pay for any of the obligations set forth in in this Guaranty, without having approved a revised Cost Breakdown contemplating such disbursement in accordance with the provisions of the Loan Agreement, then the amounts so disbursed by Agent shall be deemed to be costs advanced by Agent under this Guaranty to satisfy Guarantor’s obligations hereunder and shall be reimbursed to Agent by Guarantor in accordance with the provisions of this Guaranty. The liability of Guarantor under this Guaranty is a guaranty of payment and performance and not of collection or collectability only and the obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.
3.    Disbursement of Loan Proceeds to Guarantor. Subject to the terms hereof, Agent shall make available, for disbursement to Guarantor, any undisbursed Loan proceeds that are allocated to the cost of the Improvements (or insurance or condemnation proceeds if Agent elect to rebuild after casualty or condemnation), which are not subject to stop payment notices or other legal impairment to disbursement and which have been designated in the Cost Breakdown for the payment of Project Costs directly related to the construction of the Improvements. Such funds shall be disbursed to Guarantor in accordance with the terms and conditions of the Loan Agreement, and any amendments thereof, provided that: (a) to accommodate any changed circumstance, Agent shall have the right to modify, in a commercially reasonable manner, the approved Cost Breakdown, the Plans and Specifications, the General Contract and the Construction Management Agreement (or any replacements or renewals of any of the foregoing) and to execute Change Orders, which approval shall not be unreasonably withheld, conditioned or delayed; and (b) Guarantor shall comply with all of the remaining terms and conditions of the Loan Agreement, including without limitation, the requirements for the timely deposit of all sums necessary to complete the Improvements as provided therein, provided that Guarantor shall not be required to cure any Events of Default thereunder which occurred prior to the time Agent makes demand on Guarantor to complete construction of the Improvements to the extent that such Events of Default are not directly related to the obligations of Guarantor under this Guaranty. If Guarantor does not comply with the remaining terms and conditions of the Loan Agreement after the expiration of any applicable cure periods contained therein, then: (i) Agent shall have no further obligation to disburse any portion of the Loan to Guarantor; (ii) Agent may pursue whatever remedies they may have available at law or in equity for breach of such terms and conditions; and (iii) at Agent’s option, to be exercised in its discretion, Guarantor shall perform Guarantor’s Obligations at Guarantor’s sole cost and expense without any right or recourse to any portion of the Loan or Agent may elect to complete the Improvements itself or cause the Improvements to be completed by a third party and charge the entire cost thereof to Guarantor. As conditions of such Loan proceeds being made available to Guarantor, with respect to each disbursement of Loan proceeds to or for Guarantor, (a) Guarantor shall have cured all defaults in the performance or discharge of Borrower’s obligations or liabilities which are guaranteed under this Guaranty (other than Borrower’s cessation of construction which gave rise to the demand upon Guarantor under this Guaranty) and any other guaranty or indemnity agreement which Guarantor may have executed in favor of Agent in connection with the credit facility embodied in the Obligations; (b) Guarantor shall have satisfied the requirements set forth in the Loan Agreement for the disbursement of such proceeds of the Loan; and

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(c) Agent shall have received the proper title insurance endorsement (including, if required by Agent, monthly policy date-downs) confirming its continuing first-lien priority as to all such advances to Guarantor. Agent’s obligation to disburse hereunder shall be subject to Agent’s determination that such funds have not been set aside in connection with any completion assurance or set-aside letter and are not subject to any stop payment notice or other legal impairment. In addition, Agent may, so long as Guarantor is performing its obligations under this Guaranty, continue to disburse at the direction of Agent, to or for the account of Borrower, interest accruing under the Loan, provided that all conditions to such disbursement under the Loan Agreement shall have been satisfied. Guarantor shall deposit with Agent such additional funds in the manner contemplated by the Loan Agreement if Agent determines that the undisbursed Loan proceeds allocated to actual construction costs are not sufficient to pay, through completion, all costs related to the design and construction of the Improvements in accordance with the Loan Agreement. Guarantor shall deposit such funds with Agent promptly upon Agent’s written demand.
4.    Remedies.
(a)    If Guarantor fails to perform its obligations hereunder, then Agent may, upon 10 days written notice to Guarantor, in its sole and absolute discretion and without any obligation to do so, (i) elect to complete construction of the Improvements (with such changes to the General Contract, the Plans and Specifications, and the Construction Management Agreement as Agent reasonably deem necessary in light of changed circumstances), in which event Guarantor shall, upon demand, reimburse Agent for all expenditures made and costs incurred by the Agent in connection with such completion, together with interest thereon, at Agent’s option, at either the rate of Applicable Interest Rate or Default Interest, or (ii) from time to time and without first requiring performance on the part of Borrower or being required to exhaust or proceed against any or all security held by Agent, enforce performance by Guarantor of any obligation on the part of Guarantor to be performed hereunder, by action at law or in equity or both, in which event Agent shall be entitled to recover from Guarantor all losses, costs, damages, liabilities and expenses (including attorneys’ fees and costs) sustained or incurred by Agent as a result of Guarantor’s failure to perform its obligations hereunder, together with interest thereon at Agent’s option at either the rate of Applicable Interest Rate or Default Interest.
(b)    Upon demand, Guarantor shall reimburse Agent for all reasonable attorneys’ fees, costs and expenses arising from and after the date hereof incurred by Agent with or without the filing of any legal action or proceeding in connection with: (i) the enforcement or defense of any of Agent’s rights and interests under this Guaranty and each of the Loan Documents (as a consequence of a default or Event of Default or for any other reason); and/or (ii) any claim, dispute, action or proceeding arising out of or under or in any way related to the Loan, the Loan Documents, and any and all relationships between Agent and Borrower or Guarantor created or arising thereunder, including without limitation attorneys’ fees, costs and expenses incurred for trial, appellate proceedings, out-of-court negotiations, workouts and settlements, enforcement of rights under any state or federal statute, protection of Agent’s security interests, and bankruptcy and insolvency proceedings (including without limitation seeking relief from stay in and prosecuting or defending any adversary proceeding filed in a bankruptcy case). The term “expenses” includes any and all expenses actually incurred by Agent, including but not limited to travel, lodging and other costs, fees and expenses of outside counsel, any appraisers, consultants and expert witnesses retained or consulted by Agent, and an allocation for Agent’s internal counsel. Such amounts shall bear interest until paid at either the then-current per annum rate of interest set forth in the Loan Agreement or the default rate of interest provided for in the Loan Agreement, at Agent’s option.
(c)    Agent shall also be entitled to recover all reasonable attorney’s fees, costs and expenses incurred in any post-judgment proceedings to collect and enforce any judgment on this Guaranty.

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This provision is separate and several and shall survive the merger of this clause (c) into any judgment on this Guaranty.
5.    Reinstatement. All of Agent’s rights pursuant to this Guaranty continue with respect to amounts previously paid to Agent on account of any Obligations which are thereafter restored or returned by Agent, whether in a bankruptcy, reorganization, insolvency, receivership or similar proceeding (“Insolvency Proceeding”) of Borrower or for any other reason, all as though such amounts had not been paid to Agent, and Guarantor’s liability under this Guaranty (and all its terms and provisions) shall be reinstated and revived, notwithstanding any surrender or cancellation of this Guaranty. Agent, in its sole discretion, may determine whether any amount paid to it must be restored or returned; provided, however, that if any Agent elects to contest any claim for return or restoration, Guarantor agrees to indemnify and hold Agent harmless from and against all costs and expenses, including reasonable attorneys’ fees, expended or incurred by Agent in connection with such contest. If any Insolvency Proceeding is commenced by or against Borrower or Guarantor, then Guarantor’s obligations under this Guaranty shall immediately and without notice or demand become due and payable at the election of Required Agents, whether or not then otherwise due and payable.
6.    Rights of Agent. Guarantor authorizes Agent, without notice or consent by Guarantor and without affecting Guarantor’s liability under this Guaranty, from time to time, whether before or after any revocation of this Guaranty, to (a) renew, compromise, extend, accelerate, release, subordinate, waive, amend and restate, or otherwise amend or change, the interest rate, time or place for payment or any other terms of all or any part of the Obligations; (b) accept delinquent or partial payments on the Obligations; (c) take or not take security or other credit support for this Guaranty or for all or any part of the Obligations, and exchange, enforce, waive, release, subordinate, fail to enforce or perfect, sell, or otherwise dispose of any such security or credit support; (d) apply proceeds of any such security or credit support and direct the order or manner of its sale or enforcement as Agent, in its sole discretion, may determine; (e) release or substitute Borrower or any guarantor or other person or entity liable in respect of all or any part of the Obligations; (f) alter, modify or amend the Plans and Specifications, the General Contract, the Construction Management Agreement, or any of the terms, covenants and conditions of the Loan Documents; (g) declare all sums owing to Agent under the Note and the other Loan Documents due and payable upon the occurrence of an Event of Default under the Loan Documents; (h) make changes in the dates specified for payments of any sums payable in periodic installments under the Note or any of the other Loan Documents; (i) take and hold security for the performance of Borrower’s Obligations under the Note or the other Loan Documents and exchange, enforce, waive and release any such security; (j) apply such security and direct the order or manner of sale thereof as Agent in its discretion may determine; (k) release, substitute or add any one or more endorsers of the Note or guarantors of Borrower’s Obligations under the Note or the other Loan Documents; and (l) apply payments received by Agent from Borrower to any Obligations of Borrower to Agent, in such order as Agent shall determine in its sole discretion, whether or not any such Obligations are covered by this Guaranty.
7.    Obligations Absolute. Guarantor’s Obligations shall remain fully effective without regard to, and shall not be affected or impaired by the following, any of which may be taken, at any time, without the consent of, or notice to, Guarantor, nor shall any of the following give Guarantor any recourse or right of action against Agent:
(a)    Any amendment, modification, renewal, addition, supplement, extension (including, without limitation, extensions beyond the original term) or acceleration of or to any provisions of the Loan Documents;

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(b)    Any exercise or non-exercise by Agent of any right or privilege under this Guaranty or any of the Loan Documents;
(c)    Any Insolvency Proceeding relating to Guarantor, Borrower, any affiliate of Borrower or any “guarantor” (which term shall mean any other party at any time directly or contingently liable for any of Borrower’s Obligations under the Loan Documents), except in case of involuntary proceedings if such proceedings are dismissed within 30 days after the filing thereof;
(d)    Any release, discharge, modification, impairment or limitation of the liability of Borrower from its liability under any of the Loan Documents, or any release or discharge of any endorser or guarantor or of any other party at any time directly or contingently liable for the Obligations, whether or not consented to by Agent;
(e)    Any assignment or other transfer of this Guaranty in whole or in part or of any of the Loan Documents;
(f)    Any acceptance of partial performance of the Obligations or the obligations of Borrower under the Loan Documents, or of any obligations of Guarantor under this Guaranty or of any obligations of any other guarantor;
(g)    Any subordination, compromise, release (by operation of law or otherwise), discharge, compound, collection or liquidation of any or all of the real or personal property security or other collateral described in any of the Loan Documents or otherwise, in any manner, or any substitute or replacement for such collateral;
(h)    Any consent to the transfer of the real or personal property security or any portion thereof or any other collateral described in the Loan Documents or otherwise; and
(i)    Any bid or purchase at any sale of the real or personal property security or any other collateral described in the Loan Documents or otherwise.
8.    Waivers.
8.1    Guarantor unconditionally waives all defenses to the enforcement of this Guaranty, including, without limitation:
(a)    All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty;
(b)    Any right to require Agent to proceed against Borrower or any guarantor at any time, or to proceed against, enforce or exhaust any security for the Obligations at any time, or to marshal assets or to pursue any other remedy whatsoever at any time;
(c)    To the extent permitted by applicable law, all defenses arising by reason of any legal disability or other defense of Borrower, any other guarantor or other person, the cessation or limitation for any reason of the liability of Borrower, any cause other than full payment of all sums payable under the Note and any of the other Loan Documents, any defense based upon any statute or rule of law or equity that any other indemnity, guaranty or security was to be obtained, any claim that Agent has made Guarantor’s

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obligations more burdensome or more burdensome than Borrower’s obligations, and the use of any proceeds of the Loan other than as intended or understood by Agent and Guarantor;
(d)    To the extent permitted by applicable law, the benefit or defense of any statute of limitations affecting the liability of Guarantor hereunder, the liability of Borrower or any guarantor under the Loan Documents or the enforcement hereof, to the extent permitted by law. Guarantor agrees that the payment of all sums payable under the Note or any of the other Loan Documents or any part thereof or other act which tolls any statute of limitations applicable to the Note or the other Loan Documents shall similarly operate to toll the statute of limitations applicable to Guarantor’s liability hereunder;
(e)    To the extent permitted by applicable law, any defense arising by reason of any invalidity or unenforceability of any of the Loan Documents or any provision thereof, or any disability of Borrower or any guarantor or of any manner in which Agent has exercised its rights and remedies under the Loan Documents or by any cessation from any cause whatsoever of the liability of Borrower or any guarantor;
(f)    Any defense based on any action taken or omitted by Agent in any Insolvency Proceeding involving Borrower or any guarantor, including any election to have Agent’s claim allowed as being secured, partially secured or unsecured, any extension of credit by Agent to Borrower in any Insolvency Proceeding and the taking and holding by Agent of any security for any such extension of credit. Notwithstanding the foregoing, this Section 8.1(f) shall not (i) apply after the Loan has been paid in full and (ii) constitute a waiver of Guarantor’s rights against Borrower;
(g)    All rights to file a claim in connection with the Obligations in an Insolvency Proceeding filed by or against Borrower;
(h)    Any right to enforce any remedy which Agent may have against Borrower and any right to participate in, or benefit from, any security for the Note or the other Loan Documents now or hereafter held by Agent;
(i)    Any defense based upon an election of remedies by Agent, including, without limitation, any election to proceed by judicial or nonjudicial foreclosure of any security, now or hereafter held for the Obligations, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including but not limited to, remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of Guarantor or the rights of Guarantor to proceed against Borrower or any guarantor for reimbursement or both;
(j)    Any right Guarantor may have under applicable law including, without limitation, a right to a hearing with respect to the fair market value of any security now or hereafter held for the Obligations, and any right Guarantor may have to require Agent to proceed against any collateral before seeking to obtain a judgment against Guarantor hereunder;
(k)    Any duty of Agent to advise Guarantor of any information known to Agent regarding the financial condition of Borrower and all other circumstances affecting Borrower’s ability to perform its Obligations to Agent, and any defense based on any failure by Agent to inform Guarantor of any facts Agent may now or hereafter know about Borrower, the Project, the Loan, or the transactions contemplated by the Loan Agreement, it being understood and agreed that Agent has no duty so to inform and that Guarantor is fully responsible for being and remaining informed by Borrower of all circumstances bearing on the risk of nonperformance of Borrower’s Obligations. Credit may be granted or continued from time to time by Agent

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to Borrower without notice to or authorization from Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. Agent shall have no obligation to disclose or discuss with Guarantor its assessment of the financial condition of Borrower. Guarantor acknowledges that no representations of any kind whatsoever have been made by Agent; Guarantor assumes the responsibility for being and keeping informed regarding such condition or any such circumstances;
(l)    No modification or waiver of any of the provisions of this Guaranty shall be binding upon any Agent except as expressly set forth in a writing duly signed and delivered by Agent;
(m)    To the fullest extent permitted by law, (1) any defense arising as a result of Agent’s election, in any proceeding instituted under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code, and (2) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code; and
(n)    Any defense based upon any lack of authority of the officers, directors, partners or Agents acting or purporting to act on behalf of Borrower or any principal of Borrower or any defect in the formation of Borrower or any principal of Borrower.
(o)    California Provisions. In addition to the waivers set forth elsewhere in this Guaranty:
(i)    Guarantor hereby waives marshaling of assets and liabilities, rights of offset, sale in inverse order of alienation, notice of acceptance of this Guaranty and of any liability to which it applies or may apply, acceleration, presentment, demand for payment, protest, notice of non-payment, notice of dishonor, notice of acceleration, notice of intent to accelerate and all other notices and demands, collection suit or the taking of any other action by Agent.
(ii)    Guarantor expressly waives any and all benefits, rights and/or defenses which might otherwise be available to Guarantor under the following sections of the California Civil Code: Section 2809 (the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal), Section 2810 (a surety is not liable if, for any reason other than the mere personal disability of the principal, there is no liability upon the part of the principal at the time of execution of the contract, or the liability of the principal thereafter ceases), Section 2819 (a surety is exonerated if the creditor alters the original obligation of the principal without the consent of the surety), Section 2822 (a surety’s right to have the principal designate the portion of any obligation to be satisfied by the surety in the event that the principal provides partial satisfaction of such obligation), Section 2845 (a surety is exonerated to the extent that the creditor fails to proceed against the principal, or to pursue any other remedy in the creditor’s power which the surety cannot pursue and which would lighten the surety’s burden), Section 2846 (a surety may compel the principal to perform the obligation when due), Section 2847 (if a surety satisfies the principal obligation, or any part thereof, the principal is obligated to reimburse the surety for the amounts paid by the surety), Section 2850 (whenever the property of a surety is hypothecated with property of the principal, the surety is entitled to have the property of the principal first applied to the discharge of the obligation), Section 2899 (where one has a lien upon several things, and other persons have subordinate liens upon, or interests in, some but not all of the same things, the person having the prior lien, if he can do so without risk of loss to himself, or of injustice to other persons, must resort to the property in a certain order, on the demand of any party interested) and Section 3433 (where a creditor is entitled to resort to each of several funds for the satisfaction of his claim, and

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another person has an interest in, or is entitled as a creditor to resort to some, but not all of them, the latter may require the former to seek satisfaction from those funds to which the latter has no such claim, so far as it can be done without impairing the right of the former to complete satisfaction, and without doing injustice to third persons).
(iii)    Guarantor expressly agrees not to exercise or take advantage of any rights, benefits and/or defenses which might be available to Guarantor under the following California Civil Code Sections, unless and until the Obligations shall have been indefeasibly paid and satisfied in full: Section 2839 (performance of the principal obligation, or an offer of such performance, duly made as provided in the Civil Code, exonerates a surety), Section 2848 (a surety, upon satisfaction of the obligation of the principal, is entitled to enforce remedies which the creditor then has against the principal and to pursue his co-sureties or other third parties after the surety has satisfied the underlying debt, or at least more than his share of it), and Section 2849 (a surety is entitled to the benefit of security held by the creditor for the performance of the principal obligation held by the creditor).
(iv)    Guarantor waives any defense that Guarantor may have by reason of the failure of Agent to provide Guarantor with any material facts about Borrower, including any information respecting the financial condition of Borrower, Borrower’s ability to perform the Loan obligations or the sufficiency of Agent’s security.
(v)    Guarantor waives any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person, or the failure of Agent to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons.
(vi)    Guarantor waives all rights of indemnification and contribution and any other rights and defenses that are or may become available to Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code. Guarantor hereby waives the benefits of any right of discharge under any and all statutes or other laws relating to guarantors or sureties and any other rights of guarantors or sureties thereunder.
(vii)    Guarantor waives all rights and defenses that Guarantor may have because the debtor’s (Borrower’s) debt is secured by real property. This means, among other things:
A.    The creditor (Agent) may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by the debtor.
B.    If the creditor forecloses on any real property collateral pledged by the debtor: (1) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (2) the creditor may collect from Guarantor even if the creditor, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from the debtor.
(viii)    This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the debtor’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d or 726 of the Code of Civil Procedure. Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure

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with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against the principal (Borrower) by the operation of Section 580d of the Code of Civil Procedure or otherwise. Any summary of statutory provisions is for convenience only, and Guarantor has read and is familiar with the entirety of such provisions.
8.2    Waivers to Be Effective to Maximum Permissible Extent. Guarantor acknowledges and agrees that all waivers of defenses arising from any impairment of Guarantor’s rights of subrogation, reimbursement, contribution and indemnification and waivers of any other rights, privileges, defenses or protections available to Guarantor at law, in equity, or otherwise, are intended by Guarantor to be effective to the maximum extent possible. Without limiting the generality of the foregoing in any way:
(a)    Guarantor waives all rights and defenses that Guarantor may have because Borrower’s debt to Agent is secured by any real property. This means, among other things:
(i)    Agent may collect from Guarantor without first foreclosing on the Property or any real or personal property collateral pledged by Borrower; and
(ii)    If Agent, acting singly or together, forecloses on any real property collateral pledged by Borrower:
A.    The amount of the debt may be reduced only by the price for which that real property or other said collateral is sold at the foreclosure sale, even if the real property or other said collateral is worth more than the sale price; and
B.    Agent may collect from Guarantor even if Agent, by foreclosing on some or all of the real property collateral, have destroyed any right the Guarantor may have to collect from Borrower.
This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower’s debt is secured by any real property.
8.3    Additional Waivers. Guarantor shall not be released or discharged, either in whole or in part, by Agent’s delay or failure to (a) perfect or continue the perfection of any lien or security interest in any collateral described in the Loan Documents or otherwise, which secures the obligations of Borrower, Guarantor or any other guarantor, or (b) protect the property covered by such lien or security interest.
9.    Subrogation. Guarantor understands that the exercise by Agent of certain rights and remedies under the Loan Documents may affect or eliminate Guarantor’s right of subrogation against Borrower or any guarantor and that Guarantor may therefore incur partially or totally nonreimbursable liability hereunder. Nevertheless, Guarantor hereby authorizes and empowers Agent, and each of their respective successors, endorsees and/or assigns, to exercise in its or their sole discretion, any rights and remedies, or any combination thereof, which may then be available, it being the purpose and intent of Guarantor that the obligations hereunder shall be absolute, continuing, independent and unconditional under any and all circumstances. Notwithstanding any other provision of this Guaranty to the contrary, until such time as the Loan is paid in full, Guarantor hereby waives any claim or other rights which Guarantor may now have or hereafter acquire against Borrower or any other guarantor of all or any of the obligations of Guarantor hereunder that arise from the existence or performance of Guarantor’s obligations under this Guaranty or the Loan Documents, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, and indemnification, and any right or claims of any kind or nature against Borrower which arise out or are caused

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by this Guaranty, and any rights to enforce any remedy which Agent now have or may hereafter have against Borrower, and any benefit of, and any right to participate in, any claim, remedy or security or collateral now or hereafter held by Agent, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from Borrower, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights.
10.    Independent and Separate Obligations. Guarantor’s Obligations are independent of the Obligations of Borrower under the Loan Documents, and, after the occurrence of any default or Event of Default under any of the Loan Documents, a separate action or actions may be brought and prosecuted against Guarantor whether or not Guarantor is the alter ego of Borrower, and whether or not Borrower is joined therein or a separate action or actions are brought against Borrower.
11.    Bankruptcy; No Discharge. If Borrower is now or hereafter becomes indebted to Guarantor (such indebtedness and all interest thereon is referred to as the “Affiliated Debt”), such Affiliated Debt shall be subordinate in all respects to the full payment and performance of the Obligations, and Guarantor shall not be entitled to enforce or receive payment with respect to any Affiliated Debt until the Obligations are fully satisfied. Guarantor agrees that any liens upon Borrower’s assets securing the payment of the Affiliated Debt shall be and remain subordinate and inferior to any Liens upon Borrower’s assets securing payment of the Obligations, and without the consent of Agent, Guarantor shall not exercise or enforce any rights against Borrower to collect the Affiliated Debt (other than demand payment therefore). In the event of the receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving Borrower as a debtor, Agent has the right and authority, either in its own name or as attorney-in-fact for Guarantor, to file such proof of debt, claim, petition or other documents and to take such other steps as are necessary to prove its rights hereunder and receive directly from the receiver, trustee or other court custodian, payments, distributions or other dividends which would otherwise be payable upon the Affiliated Debt.
12.    Subordination. Any indebtedness of Borrower now or hereafter owing to Guarantor (including without limitation all interest thereon accruing after the commencement of any Insolvency Proceeding) is hereby subordinated in lien and right of payment to the Obligations of Borrower to Agent under the Loan Documents (including without limitation all interest thereon accruing after the commencement of any Insolvency Proceeding). Guarantor agrees to make no claim for such indebtedness until all Obligations of Borrower under the Note and the other Loan Documents have been fully discharged. Guarantor further agrees not to assign all or any part of such indebtedness unless Agent is given prior notice and such assignment is expressly made subject to the terms of this Guaranty. At Agent’s request, such indebtedness shall be collected, enforced and received by Guarantor as trustee for Agent and Guarantor shall promptly pay over to Agent all proceeds recovered for application to the Obligations. However, no such payment shall reduce or affect in any manner the absolute, unconditional and independent liability of Guarantor under this Guaranty, except to the extent such payment is applied against the Obligations. Notwithstanding the forgoing, Borrower (a) is permitted to make payments pursuant to the terms of the Mezzanine Loan Documents as long as no Event of Default has occurred and is continuing, (b) make distributions to the members in the normal course of business and pursuant to the terms of Borrower’s organizational documents as long as no Event of Default has occurred and is continuing.
13.    Representations and Warranties. Guarantor makes the following representations and warranties which shall be continuing representations and warranties until this Guaranty terminates in accordance with its terms:

L’Auberge de Sonoma	- 11 -	Completion Guaranty

13.1    Guaranty Authorized and Binding. The execution, delivery and performance of this Guaranty are duly authorized and do not require the consent or approval of any governmental body or other regulatory authority. This Guaranty is a valid and legally binding obligation of Guarantor enforceable in accordance with its terms.
13.2    No Conflict. The execution and delivery of this Guaranty are not, and the performance of this Guaranty will not be, in contravention of, or in conflict with, any agreement, indenture or undertaking to which Guarantor is a party or by which Guarantor or any of Guarantor’s property is or may be bound or affected and do not, and will not, cause any security interest, lien or other encumbrance to be created or imposed upon any such property.
13.3    Litigation. There is no litigation or other proceeding pending or, to the best of Guarantor’s knowledge, threatened against, or affecting, Guarantor or Guarantor’s property which, if determined adversely to Guarantor, would have a materially adverse effect on the financial condition, property(ies), business(es) or operations of Guarantor, or which prevents or interferes with or adversely affects Guarantor’s entering into this Guaranty or the validity of this Guaranty or the carrying out of the terms hereof. Guarantor is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.
13.4    Financial Condition. Guarantor’s income statement, balance sheet, and statement of retained earnings with supporting schedules (“Financial Statements”), which have been submitted in writing by Guarantor to Agent in connection with the Loan, are true and correct in all material respects and fairly present the financial condition of Guarantor for the period covered thereby. Since the date of said Financial Statements, there has been no material adverse change in Guarantor’s financial condition. Guarantor has no knowledge of any liabilities, contingent or otherwise, as of the date of said Financial Statements which are not reflected in said Financial Statements. Other than in the ordinary course of Guarantor’s business, Guarantor has not entered into any commitments or contracts which are not reflected in said Financial Statements or which may have a material adverse effect upon Guarantor’s financial condition, operations or business as now conducted. Guarantor further covenants and agrees to immediately notify Agent of any material adverse change in Guarantor’s financial condition.
13.5    Solvency. Guarantor is not Insolvent as of the date hereof and the execution and delivery of this Guaranty will not (a) render Guarantor insolvent under generally accepted accounting principles nor render Guarantor Insolvent, or (b) leave Guarantor with remaining assets which constitute unreasonably small capital given the nature of Guarantor’s business, or (c) result in the incurrence of Debts beyond Guarantor’s ability to pay them when and as they mature. For the purposes of this Subsection, “Insolvent” means that the present fair salable value of assets is less than the amount that will be required to pay the probable liability on existing Debts as they become absolute and matured, and “Debts” includes any legal liability for indebtedness, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent.
13.6    Financial or Other Benefit or Advantage. Guarantor hereby acknowledges and warrants that Guarantor has derived or expects to derive a financial or other benefit or advantage from the Loan and from each and every renewal, extension, release of collateral or other relinquishment of legal rights made or granted or to be made or granted by Agent to Borrower in connection with the Loan. Guarantor acknowledges that Borrower is not merely the Agent, instrumentality or alter ego of Guarantor, and that Borrower is an independent and separate business entity, fully and adequately capitalized for its own business purposes.

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13.7    Advice of Counsel. Guarantor has consulted with its attorneys regarding the terms, conditions and waivers set forth in this Guaranty.
13.8    Commercial Purposes. The Loan guaranteed hereby is not made to an individual primarily for personal, family or household purposes and is not secured by a deed of trust or mortgage on a dwelling for four or fewer families occupied entirely or in part by Borrower.
13.9    Power and Authority. Guarantor has the legal power and authority, rights and franchises to own its property and to carry on its business as now owned and carried on. Guarantor has adequate power and authority to make and carry out this Guaranty.
13.10    Other. Guarantor warrants and acknowledges that (a) there are no conditions precedent to the effectiveness of this Guaranty; and (b) Guarantor has not and will not, without the prior written consent of Agent, sell, lease, assign, encumber, hypothecate, transfer or otherwise dispose of Guarantor’s assets, or any interest therein, other than in the ordinary course of Guarantor’s business or as expressly permitted in the Loan Agreement. Guarantor warrants that it has established with Borrower adequate means of obtaining, on an ongoing basis, such information as Guarantor may require concerning all matters bearing on the risk of nonpayment or nonperformance of the Obligations. Guarantor assumes sole and continuing responsibility for obtaining such information from sources other than from Agent. Agent has no duty to provide any information to Guarantor until Agent receives Guarantor’s written request for specific information in Agent’s possession and Borrower has authorized Agent to disclose such information to Guarantor. Notwithstanding the foregoing, Guarantor may, upon notice to Agent, establish trusts to hold assets for estate planning purposes, provided, however, that the establishment of any trust which does not materially and adversely affect any net worth or liquidity covenants of Guarantor.
13.11    Financial Covenants:
(a)    Tangible Net Worth. Guarantor’s consolidated Tangible Net Worth at all times shall be not less than $50,000,000.00 (confirmation of which occur on a semi-annual basis, and shall be subject to a 20 day cure period after Guarantor’s receipt of written notice of the failure of such covenant from Agent). “Tangible Net Worth” means, as of a given date, (x) the total assets of Guarantor as of such date less (y) Guarantor’s total liabilities as of such date, determined in accordance with GAAP. Notwithstanding the foregoing, unfunded portions of LOC Facilities, may, at Agent’s discretion be included in Agent’s determination of Tangible Net Worth; provided that, (a) the LOC Facilities are irrevocable, (b) Guarantor has ready access the LOC Facilities, and (c) Guarantor delivers to Agent written confirmation from any provider of any LOC Facility that no defaults exist and Guarantor is permitted to draw on the applicable LOC Facility. For the avoidance of doubt, the Series B-1 and Series B-2 Cumulative Convertible Preferred Stock, par value $0.01 per share, of Guarantor issued and outstanding as of the date hereof shall be classified as equity and not as a liability.
(b)    Liquidity. Guarantor shall maintain unencumbered Liquid Assets at all times in an amount not less than $5,000,000.00 (confirmation of which occur quarterly basis, and shall be subject to a 20 day cure period after Guarantor’s receipt of written notice of the failure of such covenant from Agent). Notwithstanding the foregoing, in the event Guarantor fails to maintain unencumbered liquid assets at all times of least $7,500,000.00, Guarantor shall promptly deliver to Agent a plan to increase liquidity. "Liquid Assets" means unencumbered (a) cash on hand or on deposit (including certificates of deposit which mature in less than twelve months) in commercial banks operating in the United States, (b) readily marketable securities issued by the United States, (c) readily marketable commercial paper rated A-1 by Standard & Poor’s Corporation (or a similar rating by any similar organization that rates commercial paper), (d) publicly

L’Auberge de Sonoma	- 13 -	Completion Guaranty

traded securities, and (e) GNMA/Fannie/Freddie whole and partial pool certificates. Notwithstanding the foregoing, letters of credit, standby preferred equity facilities, and similar undrawn facilities (“LOC Facilities”), may, at Agent’s discretion be included in Agent’s determination of Liquid Assets; provided that, (a) the LOC Facilities are irrevocable, (b) Guarantor has ready access the LOC Facilities, and (c) Guarantor delivers to Agent written confirmation from any provider of any LOC Facility that no defaults exist and Guarantor is permitted to draw on the applicable LOC Facility.
13.12    Financial Statements. Guarantor shall deliver to Agent the below statements and reports on or before the below delivery deadline. Guarantor shall also deliver to Agent any other information, reports or certificates as and when reasonably requested by Agent:

Statement or Report	Frequency	Delivery Deadline
Certified Guarantor's balance sheet prepared internally, global schedule of real estate owned and contingent liabilities schedule	Annually	Within 120 days after each fiscal years ends (commencing December 31, 2017)
Certified Guarantor’s liquidity statement(s) (i.e. bank, brokerage, etc.) and net worth	Quarterly	Within 45 days after each calendar quarter ends, unless Form 10-Q otherwise is extended for an additional 5 day period in accordance with applicable SEC regulations (commencing December 31, 2017)
Covenant Compliance Certificate	Quarterly	Delivered along with related Guarantor statements
Copies of filed federal income tax returns of Borrower and Guarantor	Annually	Within 30 days after filing

Additionally, (i) Guarantor shall deliver a Covenant Compliance Certificate in the form attached as Exhibit A hereto, with each semi-annual liquidity statement and (ii), promptly, upon request, Guarantor shall provide any other financial information reasonably requested by Agent and permit Agent, at any reasonable time to inspect, audit, and examine the books and records of Guarantor, and any subsidiary of Guarantor and make copies thereof.
14.    WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, GUARANTOR WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS GUARANTY, THE LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. GUARANTOR AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION, IF TRIED, SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, GUARANTOR FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS GUARANTY, THE LOAN DOCUMENTS, OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS GUARANTY, THE LOAN DOCUMENTS. GUARANTOR OR AGENT MAY FILE AN ORIGINAL

L’Auberge de Sonoma	- 14 -	Completion Guaranty

COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTOR TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
15.    Intentionally Omitted.
16.    Notices. All notices, demands and other communications between Guarantor shall be given to or by Agent, on the one hand, and Guarantor, on the other hand, in the manner provided for giving notices in the Loan Agreement at the addresses of the Guarantor and Agent as follows:.

To Agent:	MidFirst Bank – California
600 Anton Boulevard, Suite 1142
Costa Mesa, CA 92626
Attention: Chris Godlewski
Phone: (714) 754-1172
Email: Chris.Godlewski@midfirst.com

With a copy to:	MidFirst Bank Legal Department 501 NW Grand Blvd. Oklahoma City, OK 73118

with a copy to:	Raines Feldman LLP
1800 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Attention: Joshua Mogin
Phone: (310) 440-4100
Email: jmogin@raineslaw.com

To Guarantor:	IMH Financial Corporation
7001 N. Scottsdale Rd, Suite 2050
Scottsdale, Arizona 85253
Attention: Lawrence Bain
Phone: (480) 840-8400
Fax: (480) 840-8401
Email: LBain@imhfc.com

with a copy to:	IMH Financial Corporation
7001 N. Scottsdale Rd, Suite 2050
Scottsdale, Arizona 85253
Attention: Legal Department
Phone: (480) 840-8400
Fax: (480) 840-8401
Email: legal@imhfc.com
17.    Miscellaneous.
17.1    Amendments. Neither this Guaranty nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

L’Auberge de Sonoma	- 15 -	Completion Guaranty

17.2    Assignment. Subject to the provisions of the Loan Agreement, Agent may, at any time and from time to time, assign, conditionally or otherwise, all or a portion of the rights of Agent in and to the Obligations, the Loan Documents and/or this Guaranty, whereupon such assignee shall succeed to all rights of such Bank hereunder to the extent of such assignment. Each successor holder of the interests so assigned by Agent may give written notice to Guarantor of any such assignment, but any failure to give, or delay in giving, such notice shall not affect the validity or enforceability of any such assignment. Guarantor shall not have the right to assign or delegate any of Guarantor’s rights or obligations under this Guaranty.
17.3    Counterparts. This Guaranty may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.
17.4    Demands. Each demand by Agent for performance or payment hereunder shall be in writing and shall be made in the manner set forth herein for notices. A dated statement signed by an officer of Agent setting forth the amount of indebtedness at the time owing to Agent by Borrower under the Loan Documents shall be conclusive evidence thereof as between Guarantor in any legal proceedings against Guarantor in connection with this Guaranty.
17.5    Does Not Supersede Other Obligations. The Guarantor’s Obligations hereunder are in addition to any obligations of Guarantor under any other guaranties of the Obligations and/or any obligations of Borrower or any other persons or entities heretofore given or hereafter to be given to Agent by Guarantor, and this Guaranty shall not affect or invalidate any such other guaranties. The liability of Guarantor to Agent shall at all times be deemed to be the aggregate liability of Guarantor under the terms of this Guaranty and of any other guaranties heretofore or hereafter given by Guarantor to Agent.
17.6    Entire Agreement. This Guaranty together with the Guaranty and the Environmental Indemnity signed by the Guarantor for the benefit of Agent supersedes any prior negotiations, discussions or communications among Guarantor, Agent and constitutes the entire agreement among Guarantor, Agent with respect to Guarantor’s obligations in connection with the Loan. No course of dealing or parole evidence shall be used to modify or supplement the express terms of this Guaranty.
17.7    Governing Law. This Guaranty shall be governed by and construed according to the laws of California. Guarantor submits to the exclusive jurisdiction of the state or federal courts in said state.
17.8    VENUE. GUARANTOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF SONOMA, STATE OF CALIFORNIA, AND IRREVOCABLY AGREES THAT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE LITIGATED IN SUCH COURTS. GUARANTOR EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.
17.9    Joint and Several Liability. If more than one Guarantor signs this Guaranty, the obligations of each under this Guaranty are joint and several, and independent of the Obligations and of the liabilities and commitments of any other person or entity. A separate action or actions may be brought and prosecuted against any one or more guarantors, whether action is brought against Borrower or other guarantors of the Obligations, and whether Borrower or others are joined in any such action.
17.10    No Waiver; Remedies. No failure on the part of Agent to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof. Agent shall not be estopped

L’Auberge de Sonoma	- 16 -	Completion Guaranty

from exercising any such right or remedy at any future time because of any such failure or delay; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
17.11    Section Headings. Section headings in this Guaranty are included for convenience of reference only and shall not modify, define, limit or expand the express provisions of this Guaranty.
17.12    Severability; Inconsistencies. If any provision of this Guaranty is found to conflict with applicable law or to be illegal, invalid or unenforceable, such provision shall be enforced to the maximum extent permitted, but if fully unenforceable, such provision shall be severable, and this Guaranty shall be construed as if such provision had never been a part of this Guaranty, and the remaining provisions shall continue in full force and effect. In the event that the provisions of this Guaranty are claimed or held to be inconsistent with any other instrument evidencing or securing the Loan, the Environmental Indemnity, the terms of this Guaranty shall remain fully valid and effective and shall control as to the Guarantor’s Obligations. However, Guarantor’s obligations under the limited payment guaranty of the Loan and the Environmental Indemnity are in addition to Guarantor’s Obligations hereunder.
17.13    Successors and Assigns. This Guaranty binds Guarantor and its successors and inures to the benefit of Agent, to any Agent participating in any of the Note, and to any subsequent holder of any Note and each of their respective successors and assigns; provided, however, that no assignment of this Agreement by Guarantor shall release Guarantor from Guarantor’s Obligations hereunder.
17.14    Term. The obligations of Guarantor under this Guaranty and any instrument which grants collateral to secure such obligations and the rights of Agent under this Guaranty shall continue in full force and effect until the earlier of the following have occurred: (a) the Obligations under the Loan Documents have been fully paid and performed; or (b) one (1) year from date of Substantial Completion, at which point the obligations of Guarantor under this Guaranty shall terminate.
17.15    Commodity Exchange Act Application. No Guarantor shall be deemed under this Guaranty to be a guarantor of any Interest Rate Hedge Obligations to the extent that the providing of such guaranty by such Guarantor would violate the Commodity Exchange Act by virtue of such Guarantor’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guaranty becomes effective with respect to such Interest Rate Hedge Obligations. “Commodity Exchange Act” means 7 U.S.C. Section 1 et seq., as amended from time to time, any successor statute, and any rules, regulations and orders applicable thereto.
17.16    Term Usage. The term “Borrower” shall mean both the named Borrower and any other person or entity at any time assuming or otherwise becoming primarily liable for all or any part of the Obligations set forth in the Loan Documents. When the context in which the words are used in this Guaranty indicates that such is the intent, words in the singular number shall include the plural and vice-versa. The use of the word “including” in this Guaranty shall not be deemed to limit the generality of the term or clause to which it has reference, whether or not limiting language (such as “but not limited to” or “without limitation” or words of similar import) is used with reference thereto.
17.17    Time is of the Essence. Time is of the essence hereof.

L’Auberge de Sonoma	- 17 -	Completion Guaranty

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, this Guaranty has been executed as of the date first written above. Guarantor acknowledges having received a copy of this Guaranty and having made each waiver contained in this Guaranty with full knowledge of its consequences.
GUARANTOR:
IMH FINANCIAL CORPORATION,
a Delaware corporation

By:	/s/ Lawrence D. Bain
Name:	Lawrence D. Bain
Title:	Chairman & CEO

L’Auberge de Sonoma	- 19 -	Completion Guaranty

EXHIBIT A
FORM OF COVENANT COMPLIANCE CERTIFICATE
COMPLIANCE CERTIFICATE
This Compliance Certificate (this “Certificate”) is executed and delivered in connection with that certain Building Loan Agreement/Disbursement Schedule (as amended, modified, extended or restated from time to time, the “Loan Agreement”) dated as of September 29, 2017, by and among L’AUBERGE DE SONOMA ACQUISITION SPE, LLC, a Delaware limited liability company (“Borrower”), MIDFIRST BANK, a federally chartered savings association (the “Agent”) a party thereto, and pursuant to and in accordance with the provisions of that certain Completion Guaranty (as amended, modified, extended or restated from time to time, the “Guaranty”), IMH FINANCIAL CORPORATION, a Delaware corporation (“Guarantor”), for the benefit of Agent. All capitalized terms used in this Certificate, if not otherwise defined herein, shall have the respective meanings assigned to such terms under the Guaranty or the Loan Agreement, as applicable.
The undersigned hereby represents and warrants to Agent that for the fiscal period ending _______________, 20___ (the “Subject Fiscal Period”) as follows:
1.    Review. The undersigned has reviewed (a) the financial condition of Guarantor as of the last day of the Subject Fiscal Period, and (b) the Guaranty and all of the other documents, instruments and agreements executed by Guarantor in connection with the Loan Agreement (collectively, the “Loan Documents”).
2.    Compliance. (a) Guarantor has observed, performed and fulfilled its obligations and covenants contained in the Guaranty and the other Loan Documents, and (b) Guarantor has not become aware of any Event of Default or event that, with the passage of time, giving of notice or otherwise, would become an Event of Default, that has occurred and is continuing or, if there is any such Event of Default or event that, with the passage of time, giving of notice or otherwise, would become an Event of Default, describing it and the steps, if any, being taken to cure it.
3.    Financial Information. The attached financial statements and bank or brokerage statements are accurate in all material respects.
4.    Financial Condition. The financial information of Guarantor that the undersigned has attached hereto as Schedule 1 demonstrates Guarantor’s compliance with the financial covenants set forth in the Guaranty. All of such financial information is true and correct in all material respects as of the last day of the Subject Fiscal Period (unless another date or a specific time period is stated).

L’Auberge de Sonoma	EXHIBIT A-1	Guaranty

GUARANTOR:

IMH FINANCIAL CORPORATION,
a Delaware corporation

By:
Name:
Title:

L’Auberge de Sonoma	EXHIBIT A-2	Guaranty

Schedule 1 to Compliance Certificate
I.    FINANCIAL COVENANTS (Section 13.11 of the Guaranty).

A.	CONSOLIDATED TANGIBLE NET WORTH (Section 13.11(a)):

(1)	Tangible Net Worth			($000’s)
	(a)	Value of Total Assets:		$
	(b)	Value of Total Liabilities:	-	$
	(c)	Subordinated Liabilities:	+	$
	(d)	Intangible Assets:	-	$
	(e)	Consolidated Tangible Net Worth (sum of Line A(1)(a) through Line A(1)(d):		$
	(f)	Minimum Consolidated Tangible Net Worth:		$

B.	UNENCUMBERED LIQUID ASSETS (Section 13.11(b))

Requirement is $5,000,000.00**	$
**Notwithstanding the foregoing, in the event Guarantor fails to maintain unencumbered liquid assets at all times of least $7,500,000.00, Guarantor shall promptly deliver to Agent a plan to increase liquidity
If requested by Agent, operating statements from the applicable properties attached.

IMH FINANCIAL CORPORATION,
a Delaware corporation

By:
Name:
Title:

L’Auberge de Sonoma	EXHIBIT A-3	Guaranty